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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           ---------------------------


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    May 7, 2003
                                                    ----------------------------


          Commission file number: 333-46607-12                       Commission file number: 333-46607

              Werner Holding Co. (PA), Inc.                             Werner Holding Co. (DE), Inc.
  (Exact name of Co-registrant as specified in charter)     (Exact name of Co-registrant as specified in charter)


              Pennsylvania                       25-0906895                     Delaware                        25-1581345
    (State or other jurisdiction of            (IRS employer          (State or other jurisdiction of         (IRS employer
             incorporation)                  identification no.)             incorporation)                 identification no.)


              93 Werner Rd.                      16125                    1105 North Market St.,                  19899
             Greenville, PA                    (Zip Code)                     Suite 1300                        (Zip Code)
          (Address of principal                                             Wilmington, DE
           executive offices)                                           (Address of principal
                                                                          executive offices)


                              (724) 588-2550                                                   (302) 478-5723
          (Co-registrant's telephone number, including area code)           (Co-registrant's telephone number, including area code)

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      The co-registrants are Werner Holding Co. (PA), Inc. and Werner Holding
Co. (DE), Inc., which is a wholly owned subsidiary of Werner Holding Co. (PA), Inc. Werner Holding Co. (PA), Inc. has no substantial operations or assets other than its investment in Werner Holding Co. (DE), Inc.

ITEM 5. OTHER EVENTS.

      On May 7, 2003, Werner Holding Co. (PA), Inc., a Pennsylvania corporation (the "Company"), entered into a Recapitalization and Stock Purchase Agreement (the "Agreement") with Green Equity Investors III, L.P. ("GEI"), an affiliate of Leonard Green & Partners, L.P., and certain shareholders of the Company. Under the terms of the Agreement, at closing of the recapitalization described below, GEI would purchase, for $65.0 million in cash, 65,000 shares of a new series of the Company's preferred stock to be designated as the Series A Participating Convertible Preferred Stock (the "Series A Preferred Stock").

      At closing, the Company would use approximately $150.0 million in cash, consisting of proceeds received in the GEI investment, together with funds to be made available to it through a new credit facility and from certain other sources, to (1) redeem 39.66% of its outstanding shares at a redemption price of $4,929.66 per share and (2) make payments to the holders of options to purchase the Company's common stock in consideration for the cancellation of their options.

      Consummation of the transactions under the Agreement is subject to certain conditions, including:

      - expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

      - entering into a new credit facility and amending the Company's accounts receivables facility; and

      - obtaining requisite consents of the holders of the 10% Senior Subordinated Notes due 2007 issued by Werner Holding Co. (DE), Inc., a Delaware corporation and wholly owned subsidiary of the Company, to effect certain aspects of the recapitalization transactions.

      The Series A Preferred Stock will, with respect to dividends and as to distributions upon the liquidation, winding-up and dissolution of the Company, rank senior to all outstanding classes of capital stock of the Company. Each share will have an initial liquidation preference of $1,000, and the holder thereof will be entitled to receive dividends at an annual rate equal to 14%, payable quarterly, from the issue date until December 31, 2008. The dividends may be paid in cash or at the election of the Company in lieu of cash by increasing the liquidation preference by the amount of unpaid dividends. In addition, if dividends are paid on any class of the Company's common stock that exceed certain thresholds, the holders of Series A Preferred Stock would be entitled to participate in those dividends on an as-converted basis.

      The Series A Preferred Stock will initially be convertible into approximately 22.2% of the outstanding common stock of the Company on a fully diluted basis, increasing over a three-

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year period to approximately 30%, assuming all of the shares of Series A
Preferred Stock then remained outstanding and the Company's equity capitalization otherwise remained the same.

      In connection with GEI's purchase of the Series A Preferred Stock, the Company, GEI and certain shareholders of the Company will enter into a shareholders agreement, pursuant to which GEI will initially be entitled to nominate two of the nine members of the Company's board of directors.

      Under certain circumstances the holders of the Series A Preferred Stock will be entitled to require the Company to redeem the outstanding shares of Series A Preferred Stock at specified prices. In the event the Company fails to repurchase the Series A Preferred Stock as required, the holders of the Series A Preferred Stock will be entitled to nominate additional members to the Company's board of directors.

      The Agreement, together with Exhibit C thereto, which defines the rights, preferences and privileges of the Series A Preferred Stock, is filed with this report as exhibit 99.1. The summary contained herein is qualified in its entirety by reference to the Agreement, together with Exhibit C thereto, that is filed with this report.

ITEM 7. EXHIBIT.

      (c)   Exhibit:

            99.1 Recapitalization and Stock Purchase Agreement, dated as of May 7, 2003, among Werner Holding Co. (PA), Inc., Green Equity Investors III, L.P., and certain shareholders of Werner Holding Co. (PA), Inc. (including Exhibit C thereto)




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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Co-registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.


                                  WERNER HOLDING CO. (PA), INC.


Date:  May 7, 2003                By:  /s/ LARRY V. FRIEND
                                     ---------------------
                                  Larry V. Friend
                                  Vice President, Chief Financial Officer and
                                  Treasurer


                                  WERNER HOLDING CO. (DE), INC.


Date:  May 7, 2003                By:  /s/ LARRY V. FRIEND
                                     ---------------------
                                  Larry V. Friend
                                  Vice President, Chief Financial Officer and
                                  Treasurer



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